UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2020

Devon Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32318	73-1567067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 W. SHERIDAN AVE., OKLAHOMA CITY, Oklahoma		73102-5015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	DVN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01      Entry into a Material Definitive Agreement.

On April 13, 2020, Devon Energy Production Company, L.P. (the “Seller”), a wholly-owned subsidiary of Devon Energy Corporation (the “Company”), entered into a First Amendment to Purchase and Sale Agreement (the “Amendment”) with BKV Barnett, LLC (the “Purchaser”) and, solely with respect to certain provisions therein, BKV Oil & Gas Capital Partners, L.P. (“Purchaser Parent”).  The Amendment amends the previously disclosed Purchase and Sale Agreement, dated December 17, 2019, by and between the Seller and the Purchaser (the “Original Agreement”), pursuant to which the Seller agreed to sell its Barnett Shale assets to the Purchaser.

The Amendment modifies the purchase price contemplated in the Original Agreement by (i) reducing the amount of the closing payment from $770 million to $570 million, subject to certain purchase price adjustments, and (ii) entitling the Seller to additional earnout payments based upon certain commodity price thresholds over a four-year period commencing in 2021.  For each year during the earnout period, the Seller could receive an oil earnout payment and a natural gas earnout payment depending upon average daily West Texas Intermediate (“WTI”) and Henry Hub pricing, respectively, with each amount contingent upon various pricing hurdles being met or exceeded for the applicable year.  The lowest pricing hurdles for oil and natural gas for each year during the earnout period are $50.00 WTI and $2.75 Henry Hub, respectively.  Assuming the highest hurdles for both oil and natural gas prices are met for each year in the earnout period, the Seller would receive a total of $260 million in earnout payments.

The Amendment includes other modifications to the Original Agreement, including, among other things, an extension of the scheduled closing date from April 15, 2020 to December 31, 2020 (subject to certain rights to accelerate or extend such date), certain adjustments to termination rights and related remedies and an increase of the deposit amount from $70 million to $170 million.  The Purchaser and the Purchaser Parent are obligated to deliver the incremental deposit amount to the Seller on or before April 30, 2020.

The foregoing description of the Amendment is not complete and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

Item 7.01      Regulation FD Disclosure.

On April 14, 2020, the Company issued a press release in connection with the Amendment described in Item 1.01 above.

The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report and in Exhibit 99.1 attached hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01     Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description of Exhibits
2.1

First Amendment to Purchase and Sale Agreement, dated April 13, 2020, by and between Devon Energy Production Company, L.P., BKV Barnett, LLC, and solely with respect to certain provisions therein, BKV Oil & Gas Capital Partners, L.P.

99.1	Press release, dated April 14, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVON ENERGY CORPORATION

	By:	/s/ Jeffrey L. Ritenour
Jeffrey L. Ritenour
Executive Vice President and Chief Financial Officer

Date: April 14, 2020